Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

ANNOUNCEMENT

Results of Extraordinary General Meeting

The Board announces that the Independent Shareholders of the Company have approved the Acquisition, the Sale and the Prospective Connected Transactions at the Extraordinary General Meeting.

INTRODUCTION

Reference is made to the announcement issued by China Unicom Limited (the “Company”) on 20 November 2003 and the circular (the “Circular”) sent to the Shareholders on 26 November 2003. The Circular sets out detailed information on the acquisition by the Company of the entire issued share capital of Unicom New World (BVI) Limited (the “Acquisition”) and the sale by China Unicom Corporation Limited, a wholly-owned subsidiary of the Company, of the entire equity interests in Guoxin Paging Corporation Limited (the “Sale”) and includes a notice (the “Notice”) convening an extraordinary general meeting (the “Extraordinary General Meeting”) held on 22 December 2003 for the purpose of considering and, if thought fit, approving the Acquisition, the Sale and the Prospective Connected Transactions.

The words and expressions used in this Announcement shall have the same meanings as set out in the Circular.

APPROVAL BY THE INDEPENDENT SHAREHOLDERS

The Board of Directors of the Company (the “Board”) is pleased to announce that the Independent Shareholders of the Company passed by way of poll at the Extraordinary General Meeting all resolutions set out in the Notice. The poll results are as follows:

		No. of Votes
	Summary of Resolutions	For	Against
(1)	To approve the Acquisition Agreement and authorize the directors of the Company to do all such further acts as may be necessary to implement the Acquisition Agreement;	1,082,496,567	0
(2)	To approve the Prospective Cellular Connected Transactions and authorize the directors of the Company to do all such further acts as may be necessary to implement the Prospective Cellular Connected Transactions;	1,082,496,567	0
(3)	To approve the Sale Agreement and authorize the directors of the Company to do all such further acts as may be necessary to implement the Sale Agreement; and	1,082,496,567	0
(4)	To approve the Prospective Guoxin Connected Transactions and authorize the directors of the Company to do all such further acts as may be necessary to implement the Prospective Guoxin Connected Transactions.	1,082,496,567	0

The Board will make a further announcement in respect of the completion of the transactions.

For and on behalf of China Unicom Limited Wang Jianzhou Chairman

22 December 2003, Hong Kong

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